                                                                   EXHIBIT 10.18


                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the "Agreement"), is entered into as of October 1, 2001, by and between CEPHALON, INC., a Delaware corporation ("Cephalon"), and Martyn D. Greenacre ("Consultant").

     WHEREAS, Cephalon wishes to obtain the services of Consultant for certain purposes, and Consultant wishes to provide such services, all subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, Cephalon and Consultant hereby agree as follows:

     1.   Services to be Provided.  During the term of this Agreement,
          -----------------------
Consultant shall perform for Cephalon the services described on EXHIBIT A attached hereto and made a part hereof (the "Services"). The scope and extent of such Services may be modified by mutual agreement of the parties pursuant to written modification of Exhibit A, and, if such modification results in an increase in any amounts payable hereunder, a purchase order amendment.

     2.   Term.  The initial term of this Agreement shall begin on October 1,
          ----
2001 and shall continue until March 31, 2002 unless terminated prior thereto pursuant to paragraph 6 below. This Agreement may be renewed upon mutual agreement of the parties in writing.

     3.   Compensation; No Benefits.
          -------------------------

     (a) As compensation for Consultant's performance of the Services to be performed by Consultant under this Agreement, Cephalon shall pay Consultant the amounts specified in EXHIBIT A attached hereto, in accordance with the schedule set forth on EXHIBIT A. All work to be undertaken pursuant to this Agreement shall not commence until a preauthorized purchase order is in place between Cephalon and Consultant. The budget for Services may not be increased without the prior written approval of an authorized representative of Cephalon in the form of a purchase order amendment. In addition, Cephalon shall reimburse Consultant for out-of-pocket travel, hotel and meal expenses reasonably incurred by Consultant provided that the travel was approved in advance by Cephalon and the expenses are incurred in accordance with Cephalon's reimbursement policies.

     (b) Consultant is not an employee of Cephalon and will not be entitled to participate in or receive any benefit or right as a Cephalon employee under any Cephalon employee benefit and welfare plans, including, without limitation, employee insurance, pension, savings and security plans as a result of Consultant entering into this Agreement.

     (c) The parties agree that the compensation provided hereunder has been established pursuant to arms length negotiations between the parties and is consistent with the fair market value of the Services provided by Consultant during the term of this Agreement. Nothing herein shall be construed to require Consultant to purchase, order, recommend, or arrange for, the purchase, order or recommendation of any products manufactured and/or marketed by Cephalon.

     4.   Ownership of Results.
          --------------------

     (a) All results of each project that are prepared or made by Consultant, either alone or with others, in the performance of the Services or which result, to any extent, from the use of Cephalon's premises or property by Consultant (collectively "Project Results") and any materials (including the information contained therein) produced by Consultant for Cephalon pursuant to the terms of this Agreement ("Master Materials") shall be the sole and exclusive property of Cephalon. All hard copies or other assets, including without limitation graphics, mixed sound tracks, videos and similar program elements, produced by Consultant for Cephalon pursuant to the terms of this Agreement shall be the sole and exclusive property of Cephalon. Consultant acknowledges that Cephalon intends to use such Project Results and Master Materials in presentations to physicians and other customers at trade shows or other fora. In the event that such Project Results or Master Materials will be presented or shown on television, motion picture, newspaper, periodical or other public media, Cephalon will use its best efforts to provide notice to Consultant prior to any such use or publicity relating thereto.

     (b) All materials subject to copyright protection prepared by or on behalf of Consultant in the course of performing the Services, or that relate directly to or involve the use of confidential information of Cephalon, shall be "works made for hire," the entire right, title and interest of which shall vest and reside in Cephalon. All copyrightable works prepared by or on behalf of Consultant in the course of performing the Services hereunder, or that relate directly to, or involve the use of confidential information of Cephalon, which may not be interpreted as "works made for hire" shall be subject to Consultant's granting to Cephalon an exclusive, non-royalty bearing, perpetual, worldwide license, with the to right assign or sub-license such works. Cephalon shall have the right to use all materials and other works subject to copyright protection prepared by or on behalf of Consultant in the course of performing the Services or that relate directly to or involve the use of confidential information of Cephalon.

     (c) Consultant acknowledges that Cephalon is subject to regulatory restrictions concerning the dissemination, distribution or use of promotional materials of approved drugs. Accordingly, Consultant shall not disseminate, distribute or use the materials prepared on behalf of Consultant in the course of performing the Services without the prior express written permission of Cephalon.

     (d) The provisions of this paragraph 4 shall survive the expiration or sooner termination of the term of this Agreement.

     5.   Confidentiality and Insider Trading Policy.
          ------------------------------------------

     (a) Consultant will not, either during or after the term of this Agreement disclose to any third person or use any confidential or proprietary information of Cephalon or its corporate collaborators for any purpose other than the performance of the Services, without the prior written authorization of Cephalon. This obligation shall not apply to information that is in the public domain through no fault of Consultant. For purposes of this paragraph 5, "confidential and proprietary information" includes, without limitation, the structure and activity of chemical compositions, biomaterials, micro-organisms, cells, cell lines and the progeny and derivatives thereof, including all modified and recombinant DNA molecules and all vectors and hosts containing the same, patent applications, marketing methods and plans, pricing information, manufacturing information and other unpublished information related to the business or the financial condition of Cephalon and its affiliates and corporate collaborators. The provisions of this paragraph 5 shall survive the expiration or sooner termination of the term of this Agreement.

     (b) Consultant agrees to honor the terms of Cephalon's insider trading policy, a copy of which is attached as Exhibit B hereto, for as long as Consultant is in the possession of nonpublic information about Cephalon obtained in Consultant's capacity as a party to this Agreement.

     6.   Termination.  Notwithstanding the provisions of paragraph 2, Cephalon
          -----------
may terminate this Agreement for any reason whatsoever, upon thirty (30) days written notice to Consultant. In such event, Cephalon shall be responsible only for that portion of the compensation and expenses owed to Consultant under paragraph 3 for any Services rendered prior to the effective date of such termination.

     7.   Return of Cephalon Property.    Consultant will return to Cephalon any
          ---------------------------
property of Cephalon in his/her possession, at any time when so requested by Cephalon and in any event upon termination or expiration of this Agreement. Consultant will not remove any Cephalon property from Cephalon premises without written authorization from Cephalon.

     8.   No Conflicting Agreements.  Consultant represents that Consultant is
          -------------------------
not a party to any existing agreement that would prevent Consultant from entering into and performing this Agreement. Consultant will not enter into any other agreement that is in conflict with his/her obligations under this Agreement. Consultant shall not seek funding to support the Services from any third party (including U.S. Government), without the prior written consent of Cephalon.

     9.   Independent Contractor.  Consultant is an independent contractor under
          ----------------------
this Agreement. Neither party shall have the power to bind the other party to any agreement, contract, obligation or liability.

     10.  Entire Agreement, Amendment and Assignment.  This Agreement is the
          ------------------------------------------
sole agreement between Consultant and Cephalon with respect to the Services to be performed hereunder and it supersedes all prior agreements and understandings with respect thereto, whether oral or written. No modification to any provision of this Agreement shall be binding unless in writing and signed by both Consultant and a duly authorized representative of Cephalon. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Consultant.

     11.  Governing Law.  This Agreement shall be governed by and interpreted in
          -------------
accordance with laws of the State of Delaware, without giving effect to any conflict of laws provisions.

     12.  Notices.  All notices and other communications required or permitted
          -------
hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, sent by facsimile or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

          If to Cephalon, to:

               Cephalon, Inc.
               145 Brandywine Parkway
               West Chester, PA  19380
               Attention:  Frank Baldino, Jr., Ph.D.
               Facsimile No.: (610) 344-7563
               With a copy to:  General Counsel

          If to Consultant, to:
               Martyn D. Greenacre
               327 South Valley Road
               Paoli, PA  19301
               Facsimile No.: (610) 722-9112

or to such other names or addresses as Cephalon or Consultant, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this paragraph.

     NOTE: All invoices and/or changes in billing should be directed to the Accounting Department at:

          Cephalon, Inc.
          145 Brandywine Parkway
          West Chester, PA  19380-4245
          Attention:  Accounts Payable

     13.  Counterparts.  This Agreement shall become binding when any one or
          ------------
more counterparts hereof, individually or taken together, shall bear the signatures of Consultant and Cephalon. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

     14.  Severability. If any provision of this Agreement is deemed to be
          ------------
invalid or unenforceable by a court of competent jurisdiction or in arbitration, the same shall be deemed severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of the Agreement.


     15.  Social Security Number.  Consultant certifies that his or her social
          -----------------------
security number is ###-##-####. Consultant acknowledges that Cephalon will rely upon the foregoing certification in filing certain documents and instruments required by law in connection with this Agreement, including, without limitation, form 1099 under the Internal Revenue Code of 1986, as amended (or any successor form).

     16.  Further Action.  Each party hereto shall take, or cause to be taken,
          --------------
all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations (including without limitation those regulations promulgated by the U.S. Internal

Revenue Service), and execute and deliver such further documents as may be reasonably requested by the other party in connection with the operation of this Agreement.

     17.  Non-Solicitation.  During the term of this Agreement, and for one (1)
          ----------------
year thereafter, Consultant agrees to refrain from hiring or attempting to hire any of Cephalon's employees without the consent of Cephalon.

     18.  Compliance With Law. Consultant agrees to comply with all applicable
          -------------------
laws and regulations relating to the performance of the Services.


          IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed, or caused to be duly executed, this Agreement as of the date first above written.


                              CEPHALON, INC.


                              By: /s/ Frank Baldino, Jr.
                                  ----------------------
                              Name: Frank Baldino, Jr., Ph.D.
                              Title: Chairman and Chief Executive Officer


                              MARTYN D. GREENACRE


                              By: /s/ Martyn D. Greenacre
                                  -----------------------
                              Name:  Martyn D. Greenacre

                                   EXHIBIT A

              DESCRIPTION OF CONSULTING SERVICES AND COMPENSATION



Scope of Services:    Consultant shall provide consulting services as requested
                      relating to the possible expansion of Cephalon's European operations, including without limitation, a possible transaction in France.



Compensation:         Cephalon shall pay Consultant a total of $16,700 per month as compensation for the Services, as well as travel, hotel and meal expenses.



Schedule of Payments:  Cephalon shall pay Consultant twice each month during the term of this Agreement.

Please send all invoices to:  Cephalon, Inc.
                              Attn:  Accounts Payable
                              145 Brandywine Parkway
                              West Chester, PA  19380

                                   EXHIBIT B
UPDATED 6/01

POLICY STATEMENT ON SECURITIES TRADING BY CEPHALON PERSONNEL


PURPOSE


Because Cephalon stock is publicly-traded, all of us must be aware of and scrupulously observe the various laws and rules prohibiting what is commonly referred to as "insider trading". This policy statement has been adopted by the Board of Directors of Cephalon to protect the Company's reputation for integrity and ethical conduct that we have all worked hard to achieve. The policy applies to every employee, whether full or part-time. It also affects members of your family as well as your friends and associates. Consultants of the Company also are expected to abide by this policy.

Failure to comply with this policy statement may result in the loss of your job
as well as substantial civil and criminal penalties.   Please read this Policy
Statement carefully and keep it in your files for future reference.


POLICY

It is our policy that a director, officer or employee (or a related person) who has material, non-public information relating to Cephalon may not buy or sell securities of Cephalon or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to non-public information about any other company that is obtained in the course of your employment.

Transactions that may be necessary for independent reasons (such as the need to raise money for an emergency) are no exception. Even the appearance of an improper transaction must be avoided. As a consequence, the following transactions are prohibited, even if you are not in the possession of material, non-public information:

o Purchases of Cephalon stock on margin. Although margin purchases are restricted, you may establish loan accounts secured by Cephalon stock.

o  "Short" sales of stock.

o  Buying or selling puts or calls of stock.

Employees are responsible for ensuring that members of their household and their immediate family comply with this policy, including the procedures set forth below.

WHAT IS INSIDER TRADING?


Insider trading occurs when a person buys or sells Cephalon stock (or engages in similar transactions such as taking a "long" or "short" position in Cephalon stock) while in possession of material, non-public information about the Company. Liability also can occur if this kind of information is passed on to a person (a practice known as "tipping") who then trades in the security. Insider trading is not confined to Cephalon stock. If, for example, a Cephalon employee learns that a contract is about to be entered into with another public company, trading in the securities of that other company also is prohibited if the information is material and not yet disclosed to the public.

Intent generally is not relevant. A casual comment made to another person could be a "tip", even without knowledge or intent that the other person will trade in the stock. In essence, being in possession of material inside information imposes an obligation not to disclose that information to an unauthorized person. This non-disclosure obligation is in addition to any confidentiality responsibilities you may have under the Company's standard confidentiality agreement with employees.

WHAT IS MATERIAL INFORMATION?


Information which is material, as used in this context, is any fact or circumstance which, if known to a reasonable investor, would have a reasonable likelihood of influencing the decision to invest or to sell. Both good and bad news can be material. In simple terms, material information is anything that is likely to affect the price of the stock. Examples of material information include:

o  an earnings estimate or revision of a previous public earnings estimate

o  a significant expansion or cutback of operations

o  a significant increase or decline in sales or earnings

o  a proposal for a merger or the purchase or sale of substantial assets

o a proposal for a joint venture, license agreement, research and development contract, or distribution arrangement

o  the discovery of a new product or the issuance of an important patent

o  the receipt of FDA or other regulatory approvals

o  the threat of major litigation

o  changes in management, such as resignations or new appointments

o the issuance of additional securities by the Company or a stock split, stock combination, etc.

This list is not exhaustive. If in doubt about whether information is material, do not trade in Cephalon stock and do not discuss the information outside of the Company unless and until the information becomes public through proper channels. Please understand that trading activities may give the impression, when viewed in hindsight, that you acted improperly even if you did not in fact have knowledge of any material, non-public information.

WHAT IS NON-PUBLIC INFORMATION?

As a normal rule, information is considered non-public until at least two full trading days have passed after the information is released by the Company to a national wire service. For example, if an announcement is made prior to the opening of business on a Monday, trading should not occur until Wednesday morning.

What are the penalties for insider trading?

The consequences of insider trading violations can be enormous:

o For individuals who trade on inside information or who tip information to others:
  -a civil penalty of up to three times the profit gained or the loss avoided; -a criminal fine (no matter how small the profit) of up to $1 million; and -a jail term of up to ten years

  Directors and officers also may be prohibited from serving in such capacity with Cephalon or any other public company.

  These penalties are in addition to any sanctions the Company itself may impose, including dismissal for cause.

o For a company (and possibly supervisory persons) that fails to take appropriate steps to prevent illegal trading:
  -a civil penalty of the greater of $l million or three times the profit gained or the loss avoided; and
  -a criminal penalty of up to $2.5 million.

PROCEDURES FOR SECURITIES TRADING BY DIRECTORS AND EXECUTIVE OFFICERS


All persons who file reports with the SEC pursuant to Section 16 of the Securities Exchange Act of 1934 and Rule 144 promulgated under the Securities Act of 1933 (e.g., all directors and executive officers) must obtain authorization from the General Counsel in each case to trade.

All other employees of the Company should contact the Human Resources Department if you have any questions about the timing or nature of the proposed securities trade.


WINDOW PERIODS RELATING TO TRADING

No employee may trade in the securities of the Company during the period commencing approximately two weeks prior to the public disclosure of annual or quarterly revenue and earnings information, and ending after two full trading days have passed following the public disclosure of such information. Please note that this trading limitation covers the exercise of Cephalon stock options on a "cashless" basis, but does not cover the purchase and holding of shares pursuant to the exercise of options without the sale of the underlying shares.

In addition, all directors, officers, and certain other key employees may only trade in the Company's securities during the period commencing after two full trading days have passed following the public disclosure of annual or quarterly revenue and earnings information, and ending not more than thirty calendar days thereafter; provided, however, that such key employees may not trade in any event if they are in possession of material, non-public information or are
otherwise restricted under the terms of this  policy.   In the event that this
window must be shortened due to anticipated events, the directors, officers and key employees affected will be notified.

Regardless of these limitations, employees may make an irrevocable election to sell Cephalon securities under a sales plan that meets the legal requirements of SEC Rule10b5-1. Under such a sales plan, employees must make their election during an open trading window and must not otherwise be in possession of material, non-public information when the election is made.

Employees will be advised of the precise dates of each window period.